Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts



Nuveen New Jersey Investment Quality Municipal Fund, Inc.
811-6264



We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement filed a form of which was filed as Appendix L and Appendix M, respectively, under Conformed Submission Type DEF 14A, accession number 0001193125-14-244139, on June
23, 2014.